Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hanover Bancorp, Inc. of our report dated March 13, 2026, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Hanover Bancorp, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP

Livingston, New Jersey

June 29, 2026